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         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use of our report dated October 1, 1999 on the financial statements and financial highlights of SM&R Government Bond Fund, SM&R Primary Fund, SM&R Tax Free Fund, and SM&R Money Market Fund, each a series of shares of SM&R Investments Inc. (formerly SM&R Capital Funds, Inc). Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of SM&R Investments, Inc. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                TAIT, WELLER & BAKER

Philadelphia, PA
August 29, 2000